EXHIBIT 23.3

Greg Curnow B. Sc, MAusIMM
18/34 Boronia Street
Dee Why NSW 2099
Australia

U.S. Securities and Exchange Commission
450 5th Street, NW
Washington, D.C. 20549

Consent

I hereby consent to the inclusion and reference to my report dated 27th March 2008 and titled “Evaluation Report PL 51/2529 & PL 51/2530 Albury Heath, Western Australia” in the Registration Statement on Form S-1 filed by Allora Minerals, Inc. with the United States Securities and Exchange Commission.

I confirm that I have reviewed Allora Minerals, Inc.’s summary of my geological report in its registration statement and concur with its contents. I also consent to the inclusion of my name as an expert in Allora Minerals, Inc.’s registration statement and the filing of this consent as an exhibit to its registration statement.

Dated at Brookvale, New South Wales, Australia, this 15th day of September, 2008.

/s/ Greg Curnow
Greg Curnow B. Sc
M AusIMM (membership number 112420)